Exhibit 14.1

CODE OF BUSINESS CONDUCT

DRIVING INTEGRITY WORLDWIDE

www.allisontransmission.com

TABLE OF CONTENTS

Allison Transmission Leadership Message 1

Introduction 3

Who Must Follow the Allison Code of Business Conduct, The Employee Code

Personal Integrity 5

Understanding the Rules 6

Acting With Integrity When the Rules Seem Unclear 6

Integrity In The Workplace 7

Fair Treatment and Respect

Equal Employment Opportunity

Health and Safety 8

conflicts of Interest 9

Corporate Opportunities

Interest in Personal Relationships

Allison conflict of Interest Questionnaire 13

Use of Allison Property 19

Litigation and Investigations

Integrity In The Marketplace 21

Fair Competition

Gifts, Entertainment and Gratuities

Relations With Competitors

Relations with Dealers, Distributors and Resellers 22

International Consideration

Insider Trading 23

Integrity In Our Societies And Communities 25

Conflicts with Laws

Improper Gifts and Payments

Integrity Toward The Environment 29

Allison Transmission Environmental Principles

Compliance With the Law 30

Conclusions 31

Resources and Contact Information 33

If you have any questions about any of the Allison policies or the content of this Allison Code of Business Conduct document, contact the Human Resources or Legal departments.

ALLISON TRANSMISSION LEADERSHIP MESSAGE

Allison Team Members,

As a global business, our reputation is an extremely important asset. At Allison, we realize our reputation is based on everything that we do and all of us have a shared responsibility to maintain the highest standard of integrity.

Our reputation and our integrity determine how we are viewed by our most valued stakeholders — our workforce, customers, shareholders, business partners, government agencies and the communities where we live and work. They also shape the way we feel about ourselves and serve as a reminder of the commitment we’ve made to those who have entrusted us to conduct all of our business dealings at the highest level of integrity.

We also fully realize our reputation must go beyond the quality of our products and services. It must be built upon the conduct of each Allison employee and those who represent us — not only in words, but more importantly, in our deeds. Our Allison Code of Business Conduct – “Driving Integrity Worldwide” should be evident on a day-to-day basis in the way we perform our duties and how we interact with others. For Allison and its global operations, it clearly is the only acceptable way to do business.

To make sure we’re conducting our business with integrity every day, each of us at Allison needs to be constantly aware of the situations that challenge us to exercise good judgment. If you are faced with an ethical dilemma, it is important that you quickly raise this matter with your leadership, a member of Allison’s management team, our Chief Compliance Officer or via the Allison Care Line. It is of the utmost importance that we all ensure we are acting lawfully and responsibly. Each of us needs a clear understanding of Allison’s core values and the laws that are pertinent to the work we do and the decisions we make.

“...To conduct all of our business dealings at the highest level of integrity.”

In this Allison Code of Business Conduct document, you will

find guidelines for employee conduct that reflect Allison’s

core values and the principles of the UN Global Compact and

the UN Universal Declaration of Human Rights. Of course, it

is not possible to provide specific guidance for every situation an individual may encounter. Allison entrusts its employees

to embrace its values and policies, carefully assessing each situation and seeking guidance from our leaders when

unsure about the appropriate course of action.

Thank you in advance for doing your part to make sure

Allison will continue to be viewed as a global symbol of

excellence.

Lawrence E. Dewey

Chairman, President and Chief Executive Officer

Allison Transmission, Inc.

INTRODUCTION

Who Must Follow the Allison Code of Business Conduct?

• This Allison Code of Business Conduct – “Driving Integrity Worldwide” has been adopted by the Board of Directors and applies to all Allison salaried employees (including directors and officers) of Allison Transmission, Inc., its holding company and its subsidiaries (collectively called “Allison”).

• All consultants, agents, sales representatives, independent contractors, and contract workers (collectively, “Allison Representatives”) when they act on behalf of Allison.

In rare circumstances, a waiver to a particular requirement may be granted by the board of directors and will be promptly disclosed as required by law or regulation. Waivers must be requested and granted in writing. Each salaried employee, director, and officer shall review and acknowledge their understanding on an annual basis.

Throughout our history, Allison has embraced integrity and established it as a core value ensuring it is incorporated in the way our employees conduct business each and every day.

Today, those values and principles are set out in this document, the Allison Code of Business Conduct

- “Driving Integrity Worldwide.” We believe that integrity is vital to our remaining the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles, medium- and heavy-duty United States defense vehicles and hybrid-propulsion systems for trucks, transit and city buses.

First and foremost, we must act with personal integrity – always keeping in mind our values and guidelines. We must express our concerns when we believe we have not met the commitments and standards held forth by Allison.

Secondly, it is imperative that we act with integrity on a day-to-day basis in our workplace, being conscientious in treating our co-workers with respect, dignity and fairness. It also requires that we do our part in protecting the health and safety of all employees, using Allison resources responsibly, avoiding conflicts of interest and consistently making decisions that are in the best interest of Allison.

We must conduct ourselves in the global marketplace fairly and honestly, including the many ways in which we interact with our customers, suppliers, dealers and competitors. It will be evident that we’re acting with integrity if we’re dependable in delivering quality products and services, communicating honestly and meeting our commitments at all levels. To conduct our business with integrity also means we’re competing fairly and not allowing our decisions and business judgments to be influenced by personal considerations.

As a company and as individuals, it is imperative that we are complying with applicable laws and regulations, protecting and enhancing the environment and improving the quality of life of individuals through our involvement in our neighborhoods and communities.

In their entirety, these guidelines are designed to provide direction in applying the principles of the Allison values in our day-to-day interactions. They are not intended to address every specific situation encountered. In some cases you will be referred to another document or location for more specific guidance on a particular subject or policy. If you need assistance in addressing circumstances not covered in this booklet, please consult the supplemental resources summarized at the end of this booklet. As always, ask your direct leadership for guidance if you are unsure about the proper course of action to take when addressing a specific situation.

Outlined in this Allison Code of Business Conduct will be information that is relevant to each and every person connected to Allison. However, certain topics will be more applicable than others depending on each person’s individual position and responsibilities. It is important that all Allison employees and Allison Representatives familiarize themselves with the standards, beliefs and guidelines that govern the conduct of our fellow team members and Allison as a whole.

PERSONAL INTEGRITY

Personal integrity begins with each of us at Allison Transmission by the decisions and judgments we make as individuals every day. What a person does when no one is watching exemplifies the spirit of personal integrity. Whether our actions are associated with our professional careers or our activities outside of work, our personal behavior, judgment and the decisions we make as individuals define our personal reputations.

To better understand personal integrity, we must examine what it means at its core. At all levels, it conveys that we exemplify the Allison Core Values in our own conduct and that we are complying with Allison policies — even though we may not always fully agree with them.

As part of a global enterprise, differences of opinion about the appropriateness of corporate policies are inevitable. As a company with worldwide operations, Allison recognizes these differences are understandable. However, it is important to comply even when you disagree.

It is essential that we use our sound judgment in determining the precise meaning of Allison values or policies, as well as the intentions and spirit behind them as we make these choices.

Always ask first and act later. If you are unsure of what to do in any situation, seek guidance before you act.

As a corporation, Allison’s reputation depends on the actions and decisions of all its employees and Allison Representatives — each and every one of us. There is no doubt that the actions of one person can damage the reputation of all. If anyone compromises the core values or policies of Allison, it is your individual responsibility to take immediate action by either informing the person directly or using other avenues to voice concerns. In most cases, the best option is to discuss the matter with your direct leadership. You can also express your concerns or issues to other experts in the company’s Legal, Audit, Security or Human Resources departments.

Another alternative available to everyone globally is the Allison Care Line; this option may provide a measure of anonymity for those who may be uncomfortable openly discussing concerns.

Understanding the Rules

Because laws are complex and changing, good intentions are not always enough to ensure compliance. Everyone whose work is directly affected by particular laws must understand the legal rules well enough to spot problems and know when to get advice. Contact the Allison Legal department with any questions about obligations that may affect your role.

Acting With Integrity When the Rules Seem Unclear

Not all situations are clear cut, so good judgment is essential. Be alert to warning signs. If a questionable proposal is defended as “doing whatever it takes” or because “our competition does it” or “no one will ever know” or “we’ve done it this way before,” chances are it needs to be reconsidered.

When in doubt about the right choice, ask yourself:

Is it legal?

Is it consistent with our core values and policies?

Would you be willing to be accountable for your actions?

Do

Take personal responsibility consistently for performing assignments with Allison policies and all applicable laws and regulations.

Know the rules. Seek guidance from the Legal department or other subject matter experts about laws and regulations relating to your work.

Notify your direct leadership or the Legal department if you have any doubts about whether an action is legal or violates Allison policies.

Don’t

Assume it’s acceptable to follow instructions that violate the law or Allison policy.

Assume someone else will correct a problem.

Assume a questionable practice is legal just because it has been done by someone else.

INTEGRITY IN THE WORKPLACE

Fair Treatment and Respect

Allison Transmission hires, promotes, trains and pays based on merit, experience or other work-related criteria. Allison values the wide range of backgrounds of our employees. Allison views our diversity as a strength and strives to create work environments that accept and tolerate differences while promoting productivity and teamwork. Each of us is responsible for creating and maintaining a productive work environment where the dignity of all employees is respected.

Equal Employment Opportunity

Allison is committed to equal employment opportunity and extends employment opportunities to all qualified applicants. Allison strives to maintain workplace environments free of discrimination, hostility and physical or verbal harassment with respect to age, race, color, sex, religion, national origin, disability, sexual orientation, gender identity/expression or being a disabled veteran, a veteran of the Vietnam Era or other covered veterans.

Allison employees are entitled to a work environment free from conduct that even appears disrespectful. Certain jokes, cartoons, pictures, language, gestures and touching may offend people and may result in a hostile work environment, which Allison does not tolerate.

Health and Safety

Allison’s overriding priority is to protect the health and safety of each employee. We all have a stake in a healthy, injury-free work environment that protects the health and safety of each employee. We should not compromise any person’s well-being in anything we do.

This means following procedures for reducing accident risks and it means using equipment safely. It means following safe workplace practices no exceptions, no shortcuts. It means promptly voicing safety concerns to direct leadership so we can correct situations that may endanger employees. Don’t assume that a safety hazard has been reported - take responsibility for reporting it yourself.

Allison encourages employees to continue safe practices outside of the office, such as following safe driving practices: wearing your seatbelt, avoiding distractions (cell phones and texting), not driving while impaired and obeying traffic laws and speed limits.

For more information on Allison Health and Safety policies, please visit the Global Health and Safety website.

Do

Base personnel decisions on merit.

Comply with all applicable workplace health and safety laws, regulations, procedures and Allison’s policies.

Always observe safety protocols.

If you must use a phone while driving, use a hands-free device.

Don’t

Engage in unsafe workplace activities or create unsafe workplace conditions.

Ignore any unsafe conditions or assume someone else will correct a problem.

Assume that a safety or environmental hazard has been reported; you must take responsibility for reporting it yourself.

Conicts of Interest

Allison Transmission employees have a responsibility to act solely in the best interests of the company. Avoid any activity, investment or interest that might hurt or reflect badly on Allison. The appearance of a conflict can be just as damaging as an actual conflict of interest. Conflicts of interest are prohibited as a matter of Allison policy, except as approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your direct leadership.

Examples of potential conicts of interest include:

• Financial interests in a company where you could personally affect Allison’s business with that company (i.e. customer, supplier or investment).

• Directing business to suppliers when you know they are owned or managed by your family member or close friends.

• Personal relationships that may conict with your Allison responsibilities or compromise Allison interests.

• Employment outside Allison without leadership approval.

• Hiring, promoting or directly supervising a family member or close friend.

• Gifts other than of reasonable value from suppliers, customers or competitors that are provided to influence Allison’s business decision.

Corporate Opportunities

Employees, directors and officers are prohibited from taking opportunities that are discovered through the use of corporate property, information or position for themselves without the consent of the board of directors. No employee, director, or officer may use corporate property, information or position for personal gain and no employee, director, or officer may compete with Allison directly or indirectly. Employees and officers owe a duty to Allison to advance Allison’s interests when the opportunity to do so arises.

Interest in Personal Relationships

If your duties require you to have contact with an organization that employs a relative, former colleague or someone with whom you have a signicant personal relationship, including a romantic or sexual relationship, you should take precautions to avoid a potential conict of interest or even the appearance of preferential treatment.

The organization should receive no advantage or disadvantage because of a personal relationship. When presented with such situations, consult with your direct leadership and, if necessary, step down from acting on behalf of Allison.

Hiring and promotions must not be influenced by a candidate’s relationship to any employee, including family, personal, romantic or sexual relationships. If people with such ties are hired or assigned, steps should be taken to avoid any reporting relationship, either direct or indirect, between them. On rare occasions, leadership senior to both of the affected employees may permit a reporting relationship between employees with such ties. Such cases should be reviewed with Allison’s General Counsel and Human Resource representatives to ensure no conflict of interest exists in this regard.

Allison Conict of Interest Questionnaire

Use the Allison Conict of Interest Questionnaire to disclose any relationships and any other actual or potential conict of interest. Disclosure lets leaders decide whether an actual conflict exists and how to address it if one does exist.

Allison employees have an ongoing obligation to supplement their Allison Conict of Interest Questionnaire to ensure that they disclose any change in circumstance covered by the questionnaire. In the event such a change occurs, employees should promptly update their conict of interest disclosure within 30 days.

Interests in Other Businesses

Use the Allison Conflict of Interest Questionnaire to disclose certain financial stakes, called a “Material Interest,” in a supplier, customer, competitor, etc. For a detailed definition of the type of financial stake that must be disclosed, please refer to the Conflict of Interest Policy.

Charitable Activities and Public Service

Allison Transmission applauds service to charities, schools, professional organizations and governmental bodies or advisory groups. Only rarely do conicts arise from such service. Take the precaution of identifying the organization(s) on your Allison Conict of Interest Questionnaire. When soliciting donations for an outside organization, avoid any impression of pressure by Allison. Donations must be purely voluntary. And do not use Allison letterhead on any solicitation unless Allison supports the fundraising as a corporate activity.

Former Allison Employee Now Supplier Relationships

Allison selects suppliers impartially on the basis of quality, service, technology and price. Allison policy is that former executive and classified employees (retirees or those separated for any reason) who occupied positions prior to termination in which they could influence purchasing decisions should not be received as a representative of a supplier by Allison for a period of two years following their separation. Any exceptions or deviations must be approved and documented by the Legal department and the functional area in which the employee worked prior to separation.

16 Outside Employment

Outside employment can create conflicts of interest or reduce productivity. Avoid outside business activities that divert time and attention from Allison business. And if any outside activity involves compensation, disclose it to your direct leadership and on the Allison Conflict of Interest Questionnaire.

Allison discourages employees from joining boards of outside for-profit companies. Employees may serve on such a board only with prior approval. Never accept any employment by a supplier, customer, dealer or competitor of Allison. When an employee’s spouse or partner works for an Allison supplier, customer or competitor, both individuals need to take care to comply with the responsibility each owes to his or her employer.

Do

Each year, each employee should examine his or her personal circumstances as they relate to the Allison Conflict of Interest Questionnaire questions to determine if they need to update their disclosure.

Use the Allison Conflict of Interest Questionnaire to notify leadership of any potential conflict - even if you think it probably isn’t a problem.

Fully disclose any activity, investment, employment or relationship that could create even the appearance of a possible conflict.

Consult the Conflict of Interest Policy for advice on how to answer each question.

Keep a copy of the completed Allison Conflict of Interest Questionnaire for your own files.

Update your disclosure within 30 days, or any time circumstances covered by the questionnaire change.

Don’t

Become involved in any activity, investment, employment or other relationship that could create a conflict with Allison employment.

Fail to fully disclose any activities that could create a conflict or the appearance of a conflict.

Use and Protection of Allison Transmission Assets

Employees and Allison Representatives have an obligation to use and protect Allison’s assets in a way that safeguards their value and promotes Allison’s business interests. Such assets include financial assets, tangible assets, such as plants, inventory and supplies, information technology related assets, such as computers and software and intangible assets, such as patents and other intellectual property, proprietary information and data. Allison assets should be used for Allison business and in accordance with applicable Allison policies. Furthermore, employees and Allison Representatives have an obligation to use intellectual property and proprietary information belonging to our customers, suppliers and other third parties in accordance with applicable law and any agreements Allison has with such third parties. Each employee and Allison Representative has an obligation to protect information we may receive, acquire, develop or record in performing our jobs. This is not optional – it is absolutely critical that we diligently protect company information.

Accurate Information, Records and Communications

Intentionally creating or inserting false or misleading information in any Allison financial or other business record is strictly prohibited. Inaccurate information may lead to bad decisions by Allison. Allison’s customers, suppliers, investors, business partners, communities and government officials rely on us for accurate information.

Allison’s books, records, cost accounts and financial statements must properly document all assets and liabilities and must accurately reflect all transactions. All records must be retained in accordance with Allison policy and applicable laws and regulations. Each employee is responsible for ensuring that Allison’s business records are accurate, properly recorded and maintained.

Whenever an inaccuracy finds its way into a record, it should be corrected and, where appropriate, the reasons for the correction should be communicated and noted. This is also important in engineering records. An inaccurate record is an “open loop.” We need to “close the loop” by clarifying and supplementing the “open loop” record with the accurate data or judgment.

We must also ensure that Allison business records are available to meet the company’s business needs, including legal and tax requirements. That’s why we must comply with Allison Information LifeCycle Management (ILM) policies in creating, managing and disposing of all Allison records. Be alert to and observe litigation holds. These are instructions from the Legal department requiring that certain records sometimes be retained beyond normal retention periods, for legal or compliance reasons. Failure to comply with litigation holds can result in serious harm to Allison, its employees and shareholders. It is unlawful to destroy, conceal, alter or falsify any Allison business or other record, document or object that is subject to a litigation hold or for the purpose of obstructing or influencing any lawsuit or other legal or governmental proceeding or investigation.

“Whenever an inaccuracy finds its way into a record, it should be corrected and, where appropriate, the reasons for the correction should be communicated and noted.”

Use Good Judgment About What You Share And How You Share It

Be honest, truthful and appropriate in everything you do. You are personally responsible for your words and actions, both online and offline. Your posts can potentially tarnish the image, damage the reputation or infringe on the rights of someone else (including Allison Transmission and its employees). Even comments about a local topic can spread around the globe in an instant.

Company Vehicles

Employees may use Allison owned vehicles only as authorized by management. Employees must operate Allison owned vehicles lawfully and must comply with Allison policies applicable to company vehicles in the location where the vehicle is operated.

Internet/Email and Voice Mail

As a rule, use the Internet only for work assignments. Nominal personal use is permitted if it does not interfere with work or productivity and does not conflict with directions from your direct leadership or with Allison’s Acceptable Use Practices. If in doubt, ask your direct leadership.

All messages transmitted on Allison’s email and voice mail systems and activity on Allison’s computer systems become records of Allison. No employee should expect that they will be treated as personal or private messages. Allison can and sometimes does, access or monitor its email, internet, voice mail and other computer systems for legitimate business reasons. Allison may delete any email or voice mail messages or disclose them to others, without advance notice, unless applicable law provides differently.

Be Clear That The Views You Are Expressing Are Your Own

Only persons who have been authorized can speak on behalf of Allison in an official capacity. Transparency is important in social media. Posting anonymously online should be avoided. Make sure that, even when you have identified yourself as working for Allison (including on your social media profiles like Twitter, LinkedIn or Facebook), you are clear that your views and opinions are your own and not those of Allison. If you think an “official” Allison response may be required, contact the Allison Government and Community Relations department.

Be Aware That Online Communications Travel Fast, Remain Forever And Are Usually NOT “Private”

There are no secrets on the Internet. Information you may think you have protected as “private” on some social media sites may be accessed by others. Make sure you will have no regrets about what you said or did online if a reporter, a relative or your manager were to view it.

If you are still unclear what actions are considered to be a violation of Allison policy, please ask.

Whether you are using email, voice mail or social media channels, never make any illegal, unethical, unauthorized or disruptive use of Allison information systems or equipment. This includes accessing, transmitting or storing inappropriate material (e.g., pornography, depicted nudity, lewd or violent materials, chain letters, sexually oriented jokes or cartoons or other offensive/demeaning material related to age, race, color, sex, religion, national origin, disability or sexual orientation).

Violations will subject you to disciplinary action up to

and including termination.

If you get an inappropriate message or are

confronted with instances of unethical business

practices or behavior, report it to your direct

leadership or contact the Allison Care Line.

“Be honest, truthful and appropriate in everything you do. You are personally responsible for your words and actions, both online and offline.”

Communicating with the Media’s Regulation Fair Disclosure Policy for further information.

Protecting Allison Information

Each employee and Allison Representative has an obligation to protect information we may receive, acquire, develop or record in performing our jobs. This is not optional – it is absolutely critical that we diligently protect company information.

What does this mean?

• Only access information you need and are authorized to view.

• Communicate confidential information only to Allison employees and authorized agents (such as attorneys, auditors, accountants) who have a legitimate business reason to know the information.

• Do not display, review or discuss Allison information in public places, with third parties or in areas where others may hear you.

• Only in extenuating circumstances should you email Allison information to your personal email account or otherwise remove information from Allison, whether in hard copy or using any form of media device to record. Be mindful that any personal accounts or devices utilized will become subject to litigation holds and discovery.

• Never disclose Allison information without the prior approval of senior management.

• Be aware of Allison’s policies on communicating with third parties. Please consult Allison’s

Regulation Fair Disclosure Policy and Insider Trading Policy for further information.

Information may include product plans, vehicle designs, strategy documents, communications to and from Allison management and the Board of Directors, prospective business opportunities, pricing information, financial or technical data or a planned meeting between an Allison leader and an outside party.

All Allison information belongs to Allison, not to Allison employees, regardless of the nature, medium or form of the information.

Your ongoing obligation to protect Allison information continues even if you leave Allison. You must return all information in your possession or control if you leave and if requested, sign a statement confirming your compliance with respect to the information. Also, do not bring any confidential information from a previous employer to Allison, unless there is an agreement otherwise executed by your previous employer and Allison. The company will take whatever steps are necessary to ensure Allison information is protected.

The Allison Transmission Government and Community Relations staff is responsible for all communications with the press or the media related to Allison business by Allison and by all Allison employees, globally. The rule to follow here is simple. Unless approved by an appropriate member of Allison, you are not authorized to speak with any representative of the press or media regarding Allison business. If a media representative contacts you, do not answer any questions or make any statements. You should direct them to the Allison Government and Community Relations department and immediately notify your direct leadership. Failure to follow this simple rule can result in disciplinary action up to and including termination. Please consult Allison

Litigation and Investigations

Litigation is a fact of life. Requests for documents in various forms (paper, email, etc.) related to litigation and other legal proceedings normally flow through channels set up for that purpose, but there may be times when other employees receive them. Consult immediately with the Legal department if, as a representative of Allison Transmission, you receive any summons, subpoena, inquiry or other communication from a court, marshal, sheriff, government agency or from any lawyer. Before submitting to an interview, answering any questions, producing any documents or even responding to any questions about litigation or an investigation, consult with the Legal department. This applies to matters in which Allison is involved directly, like an investigation or a lawsuit involving an Allison product or an Allison facility. It also applies to matters in which Allison is involved indirectly, including investigations of suppliers, dealers or competitors.

Do

Know and comply with the Allison Information Security Policy and Practices and Information LifeCycle Management Policies.

Treat all Allison information and property as valuable business assets belonging to someone else - Allison shareholders.

Make sure communications are accurate -whether internal or external.

Comply with all applicable laws and regulations and Allison Acceptable Use Practices governing the use of Allison information resources such as computers, software, email, the Internet and intranet.

Don’t

Ignore security procedures to save time.

Give access to Allison information to anyone not authorized to have it.

Use Allison property or systems for your own personal profit or gain or for personal activity.

Create or knowingly process misleading or inaccurate information about Allison business.

Use Allison information resources to create, access, transmit or store any material that is in bad taste, offensive, disrespectful of others or otherwise inappropriate.

Do anything that would disrupt or compromise the availability, integrity or security of Allison information, information resources or other Allison property.

INTEGRITY IN THE MARKETPLACE

Fair Competition

Allison Transmission is committed to competing within the law. This section discusses the laws that protect or regulate the competitive process. These laws can be complicated and they vary from country to country. So, when in doubt, consult the Legal department.

Gifts, Entertainment and Gratuities

Gifts, gratuities and entertainment are courtesies often designed to build relationships. In a business setting, however, ethical problems can arise when these items compromise or appear to compromise our ability to make impartial, objective and fair business decisions. The Allison Global Third Party Gifts and Entertainment Policy and the applicable reporting procedures are intended to guide our judgment when confronted with opportunities to accept or give certain gifts, gratuities or entertainment from or to suppliers, dealers, customers or other third parties. For more information please see the Allison Global Third Party Gifts and Entertainment Policy and the applicable reporting procedures.

Relations With Competitors

One rule is crystal-clear: Never agree with a competitor on any element of price (including, for example, discounts, rebates or incentives) or on what products to develop or to whom we sell. And “agree” doesn’t necessarily mean having a written contract. Courts sometimes find an illegal agreement based on a conversation, even if the conversation occurred on a golf course or another semi-private location.

• Benchmarking with a competitor may be risky, so get legal and business approval before doing it.

• Competitive analysis is vital to Allison, but don’t exchange competitive information directly with competitors. Customers, suppliers or experts may be able to provide marketplace intelligence.

• Avoid discussing sensitive topics like price, costs or marketing plans at trade association meetings.

“Allison is committed to competing within the law.”

Relations With Dealers, Distributors

and Resellers

It is against Allison policy and illegal in most countries, to force any dealer, distributor or retailer to sell at a particular price. We can set a suggested retail price, but each dealer must remain free to set the sale price with customers. Consult the Legal department if you have questions about a non-price restriction.

International Consideration

U.S. antitrust laws apply to activity that hurts the competitive process in the U.S. so actions by Allison subsidiaries around the world could be challenged by U.S. authorities. Most countries around the world also have their own competition laws.

27Insider Trading

In the course of our work, we may acquire important information about Allison Transmission or other companies, which has not yet become publicly available. Never trade in Allison securities or those of any other company while in possession of material, nonpublic information. Material information is any information that an investor would reasonably consider important in making investment decisions. Examples include knowledge of acquisitions or divestitures, new product launches, financial information, production schedules or management changes. These situations are fact and circumstances specific so consult with the Legal department.

If you learn something that could reasonably be expected to affect the price of Allison stock (or the stock of another company), do not buy or sell the stock – or disclose the information to others – until the information has been released to the public. Anytime you trade in Allison stock you must make sure the trading window is open.

For any questions on Allison’s Insider Trading Policy, contact the Legal department.

Do

Read and understand Allison’s Insider Trading Policy before trading in Allison securities.

If the nature of your position and business activities subjects you to additional requirements relating to transacting in Allison stock, consult the Legal department and learn and follow any additional requirements.

Don’t

Share material, nonpublic information about any company with anyone who might trade that company’s securities.

Assume insider trading rules only apply to trading in Allison stock.

Trade when the trading window is closed.

Discuss Allison business with family and friends.

Talk about what you’re working on or where you’re going on company business or who is visiting Allison.

Buy or sell the securities of any company, including Allison, either directly or through family members or other persons or entities, while you are aware of inside information about the company. (This is known as insider “trading” and is illegal.)

Recommend or suggest that anyone else buy or sell the securities of any company, including Allison, while you have inside information about the company. (This is known as “tipping” and is illegal.)

INTEGRITY IN OUR SOCIETIES AND COMMUNITIES’s borders to their own residents and to organizations that are organized under their laws, such as Allison subsidiaries or other controlled entities.

The references in Allison policies to the laws of the U.S. and the other locations where we do business reflect the reality that a global company is regulated by several different laws at the same time. In some instances, there may be a conflict between the applicable laws of two or more countries. If you encounter such a conflict, it is especially important to consult the Allison Legal department to understand how to resolve the situation properly.

Improper Gifts and Payments

An improper gift or payment to gain advantage in any situation is unacceptable and exposes you and Allison to possible criminal and civil prosecution. Allison policy expressly prohibits improper payments in all business dealings, in every country worldwide, with both governments and the private sector, even if it may be seen as “customary in some countries.”

Improper gifts and payments should not be confused with reasonable and limited expenditures for gifts, business entertainment and customer travel directly related to the promotion of products or services or the execution of a contract. These payments are acceptable, subject to specific Allison corporate and business guidelines.

Conflicts with Laws

Allison Transmission conducts business in more than 100 countries around the globe and our employees are citizens of many different countries. As a result, our business is subject to the laws of many different countries, provinces, states and municipalities and organizations such as the European Union.

An important challenge for all of us is to understand these laws and how they may apply to our business. Allison is a corporation organized under the laws of the U.S. These U.S. laws regularly extend to the business activities of Allison and its affiliates throughout the world, as well as to the business activities of Allison employees and Allison Representatives globally. Other countries may also apply their laws and regulations outside of their nation

The Allison Global Anticorruption Compliance Policy applies to all employees, Allison Representatives and its controlled affiliates, whether in the U.S. or outside the U.S.

For additional information about requirements in this area, please contact the Legal department. If you believe that you may have provided an improper gift to a government official, it is important that you contact the Legal department immediately.

Do

Consult with the Legal department to understand Allison anticorruption requirements.

Contact management or the Legal department if a government official solicits something of value.

Make sure, before hiring a representative to arrange business for Allison, that the representative is informed about U.S. law and Allison policy restrictions on payments to foreign officials.

Make sure you understand applicable legal requirements, the customer’s own rules and Allison corporate and business guidelines before giving a gift, providing customer entertainment or reimbursing customer travel expenses.

Make sure records of any expenditure are accurately recorded to reflect the true nature of the transaction.

Require any person or firm who is an Allison Representative to comply with this policy and related laws.

Follow the Allison due diligence procedures when selecting Allison Representatives.

Don’t

Offer a business courtesy, such as a political or charitable contribution or entertainment, under circumstances that might create the appearance of impropriety.

Assume a practice is acceptable because another company reportedly has done it or it has been done in the past.

Assume a potential representative or agent will know the law or Allison expectations in this area – discuss it before entering a relationship.

Offer, promise, pay or authorize anything of value (money, goods or services) to a government official or employee of a customer to obtain or retain business. You can never buy the business.

Contribute Allison funds or other Allison assets for political purposes without the prior written approval of the Managing Director for Government and Community Relations.

Export Compliance

Several U.S. laws and regulations govern how we conduct certain transactions with foreign countries and specific parties. These laws apply not only to U.S. operations, but also to U.S. persons, wherever they are located, and products manufactured around the world using U.S.-origin parts or technology. Other countries have similar laws.

“’Export’ means not only shipping an item outside the country, but also sharing data with a foreign person inside the country.”

Export Controls

The law requires an export license before certain categories of products or data can be exported or re-exported. “Export” means not only shipping an item outside the country, but also sharing data with a foreign person inside the country. Examples of products requiring export licenses are numerically controlled machines, night vision equipment, computers, military products, software and related technical data.

If you have knowledge or even suspicion that a transaction may involve a violation of export regulations, immediately report it to the Allison Transmission Office of Export Compliance or your business unit Export Compliance Officer. Be alert to a “red flag” indicating that a transaction may not be what it seems. For example, the product’s characteristics may not fit the buyer’s business or the buyer may be reluctant to offer information about the product’s intended end use. When in doubt, don’t enter into the transaction.

Foreign Asset Controls

Foreign asset controls are economic sanctions or embargoes the U.S. places on certain countries or groups to motivate them to change certain practices. These controls apply to U.S. citizens, residents, companies and sometimes to international subsidiaries of U.S. companies. The rules vary, but they tend to be broad.

Employees must get guidance from the Allison Office of Export Compliance before dealing with a sanctioned country or entity. Currently, the U.S. has imposed broad based sanctions against Cuba, Iran, North Korea, Sudan and Syria. A complete list of sanctioned countries and entities can be found at the Allison Office of Export Compliance website under Embargoed Countries.

Anti-boycott Regulations

U.S. anti-boycott laws and regulations prohibit participating in foreign boycotts that are unsanctioned by the U.S. These regulations apply to U.S. companies, their domestic and foreign controlled subsidiaries and U.S. persons. Prohibited acts include refusing to do business with a country or with a company in a country, or requiring anyone else to refuse to do business at the request of a boycotting country or business. They also prohibit supplying information about the religion, sex or nationality of an employee or supplier, as well as doing anything that would support an unsanctioned boycott of a country friendly to the U.S.

If you receive any request to take any of these actions, contact the Allison Office of Export Compliance immediately.

INTEGRITY TOWARD THE ENVIRONMENT

Allison Transmission Environmental Principles

As a responsible corporate citizen, Allison is committed to protecting human health, natural resources and the global environment. First and foremost, Allison operating units are responsible for understanding and complying with applicable environmental laws, regulations and Allison policies and standards. This commitment reaches further than compliance with the law to encompass the integration of sound environmental practices into our business decisions.

The following Allison Environmental Principles provide guidance to Allison personnel worldwide:

• We are committed to actions to restore and preserve the environment.

• We are committed to reducing waste and pollutants, conserving resources and recycling materials at every stage of the product life cycle.

• We will continue to pursue vigorously the development and implementation of technologies for minimizing pollutant emissions and improving fuel economy.

• We will continuously assess the impact of our plants and products on the environment and the communities in which we live and operate with a goal of continuous improvement.

Compliance With the Law

For more information about Allison policies relating to environmental matters, see the Allison intranet.

Do

Become familiar with Allison’s Environmental Principles and Policies.

Report to leadership any incident or practice inconsistent with our Environmental Principles and Policies.

Don’t

Assume environmental issues are the concern only of the experts.

Ignore any practice you see that violates the law or Allison policies.

Fail to address with appropriate leadership any inaccurate report on an environmental issue.

CONCLUSIONS

We strive to act with personal and institutional integrity in the workplace, the marketplace and the communities where we live. We must all understand and apply our values and policies to ensure that we compete fairly and maintain our status as a global symbol of excellence. “Driving Integrity Worldwide” poses a challenge to each of us. It requires strength of character to act when the easier course would be to ignore the problem.

We can all fulfill our responsibilities by:

• Following “Driving Integrity Worldwide”, Allison Transmission’s Code of Business Conduct.

• Speaking out and raising potential instances of misconduct to leadership.

• Giving feedback on problem areas and suggesting improvements to leadership.

• Listening to the concerns of customers, co-workers, dealers and suppliers – and making sure this information gets proper attention.

• Conducting ourselves with the highest ethical standards.

Employees who violate this policy are subject to disciplinary action that, in the judgment of management, is appropriate to the nature of the violation, which may include termination of employment. Employees may also be subject to civil and criminal penalties if the law has been violated.

At the same time, it is important that everyone feel confident they can speak up and report a concern or violation of the Allison Code of Business Conduct without fear of retaliation and that the concerns or violations will be fully investigated in a timely manner.

Allison has established the Allison Whistleblower Policy safeguarding employees from retaliations for reporting suspected concerns or violations of the Allison Code of Business Conduct. Allison has also established several ways for reporting concerns, including anonymous reporting via the Allison Care Line where allowed by law.

“We strive to act with personal and institutional integrity in the workplace, the marketplace and the communities where we live.”

Resources and Contact Information:

CORPORATE POLICIES

Corporate Policies are located on Process Central

ALLISON CARE LINE

Anonymous reports can be made via email to aticare@wackenhut.g4s.com, through the internet to http://aticare.safe2say.info/ or for calls originating in the U.S. or Canada 1-866-296-8176; for calls originating from foreign countries please check below.

Canada	**Brazil**	**Hungary**	**Netherlands**	**Russia**
(866) 296 8176	0800 891 5325	06 800 16703	0800 0222 316	Access # - 8*10 800
Argentina	**China (North)**	**India**	**Singapore**	110 2011 (Rostelecom)
0800 666 3627	10800 713 1339	000 800 100 3528	800 1301 695	OR Access # - 747 3324
Australia	**China (South)**	**Japan**	**South Africa**	(Rostelecom ASVT.
1800 051 651	10800 130 1296	005131 13 1410	0800 981 588	Outside of Moscow dial
Austria	**France**	**Korea**	**Sweden**	8095 before number.
Access# -	0800 912 279	00308 132 163	020 796 520	Local charges apply)
0800 200 236	**Germany**	**Mexico**	**United Kingdom**	AND + 8662968176
+ 866296-8176	0800 181 4475	001 866 296 8176	0808 101 2237	

HUMAN RESOURCES

For Human Resources questions, please contact your local Human Resources leader. If you are not able to contact your local Human Resources leader, you can call

Mary Anne Hoffman, Managing Director, Human Resources
Tel: U.S. 317-242-2311
Email: MaryAnne.Hoffman@allisontransmission.com

GOVERNMENT AND COMMUNITY RELATIONS

Melissa Sauer, Managing Director, Government and Community Relations
Tel: U.S. 317-242-3855
Email: melissa.sauer@allisontransmission.com

INTERNAL AUDIT

Scott Smale, Director, Internal Audit
Tel: U.S. 317-242-2015
Email: scott.smale@allisontransmission.com

LEGAL DEPARTMENT

Travis Bonnell, Chief Compliance Officer
Tel: U.S. 317-242-3113
Email: travis.bonnell@allisontransmission.com

Eric Scroggins, VP and General Counsel
Tel: U.S. 317-242-7017
Email: eric.scroggins@allisontransmission.com

INVESTOR RELATIONS

Tel: U.S. 317-242-3078
Email: ir@allisontransmission.com

ALLISON GLOBAL HEADQUARTERS

One Allison Way
Indianapolis, IN
46222-5200
United States of America
Tel: U.S. 317-242-5000